Exhibit 99.2

11500 Ash Street

Leawood, Kansas 66211

May 7, 2018

CFO Commentary on

First Quarter 2018 Financial Results

Financial Information

Reconciliations and definitions of non-GAAP financial measures (Adjusted EBITDA, Adjusted EBITDA Margin and constant currency amounts) are provided in the financial schedules included below and in our financial tables that accompany our first quarter 2018 earnings press release issued May 7, 2018 and available at http://investor.amctheatres.com.

Additional information detailing select unaudited pro forma financial data for the quarter ended March 31, 2017 is included below in this CFO commentary which has been published in the investor relations section of AMC’s website located at http://investor.amctheatres.com and furnished with the SEC on Form 8-K dated May 7, 2018. The Company believes the pro forma information provides a more comparable view of its results relative to prior periods. The select unaudited pro forma data for the period ended March 31, 2017 combines the historical financial data of AMC and Nordic, giving effect to the acquisition, financings and theatre divestitures related to our acquisition of Carmike Cinemas, Inc. (“Carmike”) as if they had been completed on January 1, 2017. The historical consolidated financial information for Nordic has been adjusted to comply with U.S. GAAP. The classification of certain items presented by Nordic under IFRS has been modified in order to align with the presentation used by AMC under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts have also been translated to U.S. Dollars. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisitions occurred on the date indicated. Please refer to the August 1, 2017 Form 8-K and 8-K/A on December 4, 2017 for additional information on pro forma financial statement adjustments.

Additional constant currency information adjusting unaudited historical financial data for the three-month period ended March 31, 2018 using average monthly currency rates from the three-month period ended March 31, 2017 is also presented for comparative purposes.

Conference Call

The Company will host a conference call on Monday, May 7, 2018, at 4:00 p.m. CST/5:00 p.m. EST to review results for the first quarter ended March 31, 2018.

To listen to the call, please dial (877) 407-3982 in the U.S. or (201) 493-6780 outside the U.S. You may also listen to the conference call via the internet by visiting the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast. Investors and interested parties should go to the website at least 15 minutes prior to the call to register and/or download and install any necessary audio software.

First quarter ended March 31, 2018

U.S. Industry Box Office: Expectations at the beginning of the year were for a very weak quarter after the strength of BEAUTY AND THE BEAST in last year’s record setting performance. The industry’s box office held relatively flat in January, set a record in February and shrugged off a very weak March to finish well ahead of expectations as the second highest first quarter ever. Compared to last year, the 2018 first quarter North American industry box office declined approximately 2.6% to $2.85 billion, second only to the first quarter of 2017.

BLACK PANTHER led the charge by a wide margin, becoming the third highest grossing film of all time while leading February to the highest box office ever. Rounding out the industry’s top five box office films for the quarter were JUMANJI: WELCOME TO THE JUNGLE, THE GREATEST SHOWMAN, PETER RABBIT, AND STAR WARS: THE LAST JEDI. Despite THE GREATEST SHOWMAN AND PETER RABBIT, family-friendly films saw the fourth consecutive quarterly decline compared to the prior year, down nearly 50%.

Consolidated Results

Compared to the first quarter of 2017, consolidated admissions revenues for the quarter increased 7.0% to $875.0 million while food and beverage revenues grew 2.1% to $405.8 million and other theatre revenues grew 55.1% to $102.8 million. Consolidated total revenues grew 8.0% in the first quarter to $1,383.6 million. The increase in revenue was primarily due to the acquisition of Nordic in March 2017.

Consolidated net earnings for the first quarter increased 110.7% to $17.7 million compared to the same quarter a year ago. Consolidated net earnings margin for the first quarter was 1.3% compared to 0.7% in the first quarter of 2017.  Included in net earnings for the quarter was approximately $24.2 million of benefit from a rent reduction due to a lease modification and $12.2 million of other revenue related to the adoption of Accounting Standards Codification (“ASC”) 606, offset by $16.0 million of expense due to lower carrying value or fair value impairment of the held-for-sale National CineMedia, LLC (“NCM”) units and shares, and approximately $10.5 million of non-cash interest expense and $8.4 million of operating expense related to the adoption of ASC 606.

Consolidated diluted earnings per share (“diluted EPS”) increased 100% to $0.14 per share compared to $0.07 per share for the same period a year ago.

Consolidated Adjusted EBITDA for the first quarter grew 10.7% to $277.9 million and Adjusted EBITDA margin increased to 20.1% from 19.6% in the year ago period.

2018 Consolidated Historical Results vs. 2017 Consolidated Pro Forma Results

To provide greater transparency and more relevant year-over-year comparisons, we have included pro forma financial data in the tables section of this CFO commentary. The select unaudited pro forma data for the quarter ended March 31, 2017 combines the historical financial data of AMC and Nordic, giving effect to the acquisition, financings and theatre divestitures related to our Carmike acquisition as if they had been completed on January 1, 2017. The historical consolidated financial information for Odeon and Nordic has been adjusted to comply with U.S. GAAP. The classification of certain items presented by Nordic under IFRS has been modified in order to align with the presentation used by AMC under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts have also been translated to U.S. Dollars. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisitions occurred on the date indicated. Please refer to the August 1, 2017 Form 8-K and 8-K/A on December 4, 2017 for additional information on pro forma financial statement adjustments.

Compared to the pro forma first quarter of 2017, first quarter 2018 consolidated total revenues increased 1.8% (1.6% decrease in constant currency) and were comprised of a 0.5% increase (3.0% decrease in constant currency) in admissions revenues, a 1.0% decrease (3.6% decrease in constant currency) in food and beverage revenues, and a 29.8% increase (24.5% Increase in constant currency) in other theatre revenues.

Consolidated net earnings for the first quarter decreased $7.7 million to $17.7 million (decreased $9.7 million to $15.7 million in constant currency) compared to the pro forma results in the same quarter last year.

Consolidated Adjusted EBITDA for the first quarter increased 2.1% to $277.9 million (0.8% decrease to $270.0 million in constant currency) and Consolidated Adjusted EBITDA margin increased 10 basis points to 20.1% compared to the same pro forma period a year ago.

2018 U.S. Segment Historical Results vs. 2017 U.S. Segment Pro Forma Results

Compared to the pro forma U.S. segment first quarter of 2017, first quarter 2018 total U.S. revenues increased 0.4% to $982.1 million and were comprised of a 1.0% decrease in admissions revenue to $604.7 million (approximately 160 basis point industry outperformance), a 2.7% decrease in food and beverage revenues to $311.5 million, and a 41.1% increase in other theatre revenues to $65.9 million.

Total U.S. attendance decreased 5.8% to 61.9 million while average ticket price for the quarter increased 5.2% to $9.78 compared to the pro forma results in the same quarter a year ago. This growth in average ticket price is a result of strategic price increases over the last year and increases in attendance for PLF and IMAX® premium formats, which more than offset the average ticket price pressure from a decline in 3-D attendance in the first quarter.

Despite the decline in U.S. food and beverage revenues, primarily as a result of lower attendance, food and beverage revenue per patron increased 3.3% to $5.04 compared to the first quarter last year.  Our guests continue to enjoy our diverse array of enhanced food and beverage offerings as we roll out additional menu innovations, including our new Feature Fare menu that is now available at more than 320 theatres.  Due in part to the higher cost of food related to the Feature Fare menu, our U.S. food and beverage gross margin for the quarter decreased 80 basis points to 85.8%, however U.S. food and beverage gross profit per patron increased approximately 2.4%.

At quarter-end we operated 29 dine-in-theatres and served alcohol at more than 300 locations.

U.S. other revenues saw a 41.1% increase to $65.9 million compared to the prior year’s pro forma quarter. Included in other revenues is approximately $12.2 million of revenue related to a change in revenue recognition as a result of adopting ASC 606.

AMC’s U.S. film exhibition costs continue to be a bright spot, decreasing 4.8% to $316.2 million compared to last year’s pro forma results, representing 52.3% of admissions revenue, a 210-basis point improvement. These results are consistent with the film concentration and studio mix of the top U.S. titles this year versus last year and the conversion of the former Carmike theatre’s film rent terms to AMC’s terms.

U.S. operating expenses for the quarter increased 5.0% to $281.9 million compared to last year’s pro forma results and represented 28.7% of revenues as compared to 27.5% in the same pro forma period a year ago. Included in U.S. operating expenses for the quarter is approximately $8.4 million of expense related to the adoption of ASC 606.  U.S. operating expenses for the 2018 first quarter and 2017 pro forma period include $1.6 million and $5.0 million, respectively, of certain operating expenses that are excluded from our calculation of Adjusted EBITDA. Excluding these costs from both periods, adjusted operating expenses for the first quarter increased 6.4% to $280.3 million, and represented 28.5% of revenues, a 150-basis point increase from the prior year pro forma period. We are disclosing adjusted operating expenses because we believe they are more indicative of our ongoing performance.

U.S. rent expense for the first quarter decreased 8.8% to $133.2 million, on roughly 1.6% more average screens. During the quarter, the company modified a lease which resulted in a $24.2 million benefit to rent expense.

U.S. depreciation and amortization decreased 2.5% to $94.1 million in the first quarter compared to the same pro forma period last year.  The decrease is primarily due to the prior year impairment charges and adjustments to the estimated fair value of property related to the Carmike acquisition.  We will continue to evaluate the useful lives of our theatres and expect depreciation and amortization expense to be between $550 and $560 million for 2018 on a consolidated basis.

U.S. net earnings for the first quarter was $0.1 million compared to a net loss of $10.3 million in the same pro forma period a year ago.  Net earnings for the quarter was negatively impacted by $7.2 million related to the adoption of ASC 606.

U.S. Adjusted EBITDA for the quarter increased 6.7% to $208.4 million compared to the pro forma first quarter last year, as U.S. adjusted EBITDA margins increased 120 basis points to 21.2%.  Included in adjusted EBITDA for the 2018 quarter was $24.2 million reduction in rent expense related to a lease modification.

International Industry Box Office: Overall, the first quarter international industry box office also saw a decline, with the countries served by Odeon’s theatres seeing a 6.7% decline while the countries served by Nordic witnessed a 3.4% increase.  The enormous success of BEAUTY AND THE BEAST and depth of slate last year created a very difficult comparison in the Odeon served countries, as BLACK PANTHER did not play as well this year.  The lack of strong family product during the February school holidays and softer local content also contributed to the decline.  Nordic served countries, however, enjoyed strong local content during the quarter to offset the Winter Olympics and popularity of LA LA LAND last year.

2018 International Historical Segment Results vs. 2017 International Segment Pro Forma Results

Compared to the pro forma first quarter of 2017, first quarter total international revenues increased 5.2% to $401.5 million (decreased 6.8% to $355.6 million in constant currency) , and were comprised of a 4.2% increase in admissions revenue to $270.3 million (decreased 7.7% to $239.4 million in constant currency), a 5.2% increase in food and beverage revenues to $94.3 million (decreased 6.8% to $83.5 million in constant currency), and a 13.5% increase in other theatre revenues to $36.9 million (increased 0.6% to $32.7 million in constant currency).

Total International attendance decreased 12.0% to 29.1 million and average ticket price for the quarter increased 18.3% to $9.30 (increased 4.7% to $8.23 in constant currency). Odeon’s strategic pricing increases and reduced promotional activity compared to last year’s quarter helped drive the increase in average ticket price.  Attendance was affected by a weaker movie slate this year as well as the impact from screen closures from recliner renovations and increased competition.

International food and beverage revenue per patron increased 19.6% to $3.24 (increased 5.9% to $2.87 in constant currency) while International food and beverage gross margin for the quarter remained unchanged at 76.8%.

AMC’s International film exhibition costs for the quarter was nearly flat at $110.3 million (decreased 11.4% to $97.7 million in constant currency), representing 40.8% of admissions revenue and a 160 basis point decrease compared to last year. These results are consistent with the film concentration of the top International titles and local content this year versus last year.

International operating expense for the quarter was up $20.6 million to $130.0 million (increased 5.2 million to $115.1 million in constant currency) compared to last year and represented 32.4% of revenues as compared to 28.7% in the same pro forma period a year ago. International operating expenses for the 2018 first quarter and 2017 pro forma period include $2.1 million ($1.9 million in constant currency) and $0.3 million, respectively, of certain operating expenses that are excluded from our calculation of Adjusted EBITDA. Excluding these costs from both periods, adjusted operating expenses for the first quarter increased 3.8% to $113.2 million, and represented 31.9% of revenues, as compared to 28.6% from the prior year pro forma period. We are disclosing adjusted operating expenses because we believe they are more indicative of our ongoing performance.

International rent expense for the first quarter increased 12.1% to $56.5 million (decreased 0.8% to $50.0 million in constant currency).

International depreciation and amortization increased 2.8% to $36.4 million (declined 8.8% to $32.3 million in constant currency) in the first quarter compared to the same period last year. Despite increased investment, purchase accounting adjustments were made in the fourth quarter of 2017 that impacted depreciation and amortization.

International net earnings for the first quarter decreased $18.1 million to $17.7 million (decreased $20.1 million to $15.6 million in constant currency), compared to the same pro forma period a year ago.

International Adjusted EBITDA for the first quarter decreased 9.7% to $69.5 million (decreased 20.0% to $61.6 million in constant currency) compared to the pro forma first quarter last year. International Adjusted EBITDA margins decreased 290 basis points to 17.3%. As we continue to integrate the Odeon circuit, deploy initiatives and manage expenses, we are confident that Adjusted EBITDA and Adjusted EBITDA margins have the potential for improvement.

AMC Screens

During the first quarter of 2018, we opened two new theatres with a total of 23 screens and acquired two theatres with 22 screens. We permanently closed 90 screens, temporarily closed 113 screens and reopened 60 screens to implement our strategy and install consumer experience upgrades. As of March 31, 2018, we owned or operated 1,008 theatres with 11,071 screens across 15 countries.

Capital Expenditures

Total gross capital expenditures for the quarter ended March 31, 2018 were $107.3 million and after $42.1 million of landlord contributions yielded net capital expenditures of $65.2 million. Recliner renovations accounted for the majority of the capital expenditures in the first quarter.

We expect gross capital expenditures for 2018 to total approximately $600 million to $640 million, with landlords contributing approximately $140 million to $150 million, resulting in a net cash outlay of approximately $450 to $500 million.

Balance Sheet

With respect to the balance sheet, we finished the first quarter with $300.9 million in cash and cash equivalents and a total debt balance of approximately $4.9 billion, including capital and financing lease obligations.

As of March 31, 2018, we were in compliance with all debt covenants.

Dividend

Consistent with our plans to augment shareholder returns through the return of capital, AMC’s Board of Directors, at its regular board meeting on May 3, 2018, authorized the seventeenth consecutive quarterly dividend of $0.20 per share, payable on June 25, 2018, to holders of record on June 11, 2018.

Since our IPO on December 18, 2013, AMC has returned more than $347 million to shareholders in the form of dividends or dividend equivalents.

Share Repurchase Plan

On August 3, 2017, we announced that our Board of Directors had approved a $100.0 million share repurchase program to repurchase our Class A common stock until mid-August 2019.

Repurchases may be made at management's discretion from time to time through open market transactions including block purchases, through privately negotiated transactions, or otherwise until mid-August 2019 in accordance with all applicable securities laws and regulations. The extent to which AMC repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including liquidity, capital needs of the business, market conditions, regulatory requirements and other corporate considerations, as determined by AMC’s management team. Repurchases may be made under a Rule 10b5-1 plan, which would permit common stock to be repurchased when our management might otherwise be precluded from doing so under insider trading laws. The repurchase program does not obligate us to repurchase any minimum dollar amount or number of shares and may be suspended for periods or discontinued at any time.

From the inception of this share repurchase program, through the quarter ended March 31, 2018, we repurchased 3,195,856 shares of Class A common stock at a cost of $47.5 million.

Website Information

This CFO Commentary, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for E-mail Alerts.

Forward-Looking Statements

This CFO Commentary includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; AMC’s ability to execute cost-cutting and revenue enhancement initiatives; box office performance; increased use of alternative film delivery methods or other forms of entertainment; additional impairment related to AMC’s NCM investment; shrinking exclusive theatrical release windows; the performance of AMC’s non-consolidated entities; international economic, political, regulatory and other risks; risks and uncertainties relating to AMC’s significant indebtedness; limitations on the availability of capital; risks relating to AMC’s inability to achieve the expected benefits and performance from its recent acquisitions; AMC’s ability to comply with a settlement it entered into with the U.S. Department of Justice pursuant to which it agreed to divest holdings in National CineMedia, LLC; AMC’s ability to refinance its indebtedness on favorable terms; optimizing AMC’s theatre circuit through construction and the transformation of its existing theatres may be subject to delay and unanticipated costs; failures, unavailability or security breaches of AMC’s information systems; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; AMC’s ability to utilize net operating loss carryforwards to reduce its future tax liability or valuation allowances taken with respect to deferred tax assets; review by antitrust authorities in connection with acquisition opportunities; risks relating to unexpected costs or unknown liabilities relating to recently completed acquisitions; risks relating to the incurrence of legal liability including costs associated with recently filed class action lawsuits; general political, social and economic conditions and risks, trends, uncertainties and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s Annual Report on Form 10-K, filed with the SEC on March 1, 2018 and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(tables follow)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin:

(dollars in millions) (unaudited)

	Quarter Ended
	March 31,
	2018	2017
Net earnings	$17.7	$8.4
Plus:
Income tax provision (benefit)	4.7	(9.2)
Interest expense	82.5	62.0
Depreciation and amortization	130.5	125.3
Certain operating expenses (2)	3.7	5.4
Equity in loss of non-consolidated entities (3)	9.0	2.3
Cash distributions from non-consolidated entities(4)	24.3	24.4
Attributable EBITDA (5)	2.0	—
Investment income	(5.2)	(5.6)
Other expense (income) (6)	1.2	(2.2)
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (7)	4.7	40.2
Stock-based compensation expense (8)	2.8	0.1
Adjusted EBITDA(1)	$277.9	$251.1
Adjusted EBITDA Margin(1)	20.1%	19.6%
Total revenues	$1,383.6	$1,281.4
Net earnings margin (9)	1.3%	0.7%

Select historical and pro forma financial data:

 Three Months Ended March 31, 2018 and Three Months Ended March 31, 2017:

(dollars in millions),  (unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2018			March 31, 2017
	Actual			Pro Forma (10)
	US	International	Total	US	International	Total
Revenues
Admissions	$604.7	$270.3	$875.0	$610.8	$259.5	$870.3
Food and beverage	311.5	94.3	405.8	320.2	89.6	409.8
Other theatre	65.9	36.9	102.8	46.7	32.5	79.2
Total revenues	982.1	401.5	1,383.6	977.7	381.6	1,359.3

Operating costs and expenses
Film exhibition costs	316.2	110.3	426.5	332.3	110.1	442.4
Food and beverage costs	44.3	21.9	66.2	42.8	20.8	63.6
Operating expense	281.9	130.0	411.9	268.5	109.4	377.9
Rent	133.2	56.5	189.7	146.1	50.4	196.5
General and administrative:
Merger, acquisition and transaction costs	4.0	0.7	4.7	23.0	—	23.0
Other	26.4	17.8	44.2	22.7	16.2	38.9
Depreciation and amortization	94.1	36.4	130.5	96.5	35.4	131.9
Operating costs and expenses	900.1	373.6	1,273.7	931.9	342.3	1,274.2
Operating income	82.0	27.9	109.9	45.8	39.3	85.1
Other expense (income)	(0.2)	1.4	1.2	(2.7)	—	(2.7)
Interest expense	65.3	6.7	72.0	66.4	6.2	72.6
Non-cash NCM exhibitor service agreement	10.5	—	10.5	—	—	—
Equity in (earnings) loss of non-consolidated entities	10.3	(1.3)	9.0	2.3	(1.8)	0.5
Investment income	(5.1)	(0.1)	(5.2)	(5.3)	(0.2)	(5.5)
Total other expense	80.8	6.7	87.5	60.7	4.2	64.9
Earnings (loss) before income taxes	1.2	21.2	22.4	(14.9)	35.1	20.2
Income tax provision (benefit)	1.1	3.6	4.7	(4.6)	(0.6)	(5.2)
Net earnings (loss)	$0.1	$17.6	$17.7	$(10.3)	$35.7	$25.4

Attendance	61,856	29,076	90,932	65,681	33,030	98,711
Average Screens	8,096	2,694	10,790	7,969	2,678	10,647
Average Ticket Price	$9.78	$9.30	$9.62	$9.30	$7.86	$8.82

The select unaudited pro forma data for the three-month period ended March 31, 2017 combines the historical financial data of AMC and Nordic, giving effect to the acquisition, financings and theatre divestitures related to our Carmike acquisition, as if they had been completed on January 1, 2017. The historical consolidated financial information for Nordic has been adjusted to comply with U.S. GAAP. The classification of certain items presented by Nordic under IFRS has been modified in order to align with the presentation used by AMC under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts have also been translated to U.S. Dollars. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisition occurred on the date indicated. Reconciliations of the pro forma information to our historical financial information are provided in the tables below titled “Unaudited Pro Form Condensed Combined Financial Information.” Please refer to the August 1, 2017 Form 8-K and December 4, 2017 Form 8-K/A for additional information on pro forma financial statement adjustments.

Reconciliation of pro forma Adjusted EBITDA

Three Months Ended March 31, 2017:

(dollars in millions) (unaudited)

Three Months Ended
March 31, 2017
Pro Forma (10)
Net earnings	$25.4
Plus:
Income tax provision (benefit)	(5.2)
Interest expense	72.6
Depreciation and amortization	131.9
Certain operating expenses (2)	5.4
Equity in (earnings) loss of non-consolidated entities (3)	0.5
Cash distributions from non-consolidated entities (4)	24.4
Attributable EBITDA (5)	1.9
Investment income	(5.5)
Other expense (income) (6)	(2.2)
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (7)	23.0
Stock-based compensation expense (8)	0.1
Adjusted EBITDA (1)	$272.3
Adjusted EBITDA Margin (1)	20.0%
Total Revenues	$1,359.3
Net Earnings Margin (9)	1.9%

Adjusted EBITDA (in millions) (1)
U.S. markets	$195.3
International markets	77.0
Total Adjusted EBITDA	$272.3

The select unaudited pro forma data for the three-month period ended March 31, 2017 combines the historical financial data of AMC and Nordic, giving effect to the acquisition, financings and theatre divestitures related to our Carmike acquisition, as if they had been completed on January 1, 2017. The historical consolidated financial information for Nordic has been adjusted to comply with U.S. GAAP. The classification of certain items presented by Nordic under IFRS has been modified in order to align with the presentation used by AMC under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts have also been translated to U.S. Dollars. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisition occurred on the date indicated. Reconciliations of the pro forma information to our historical financial information are provided in the tables below titled “Unaudited Pro Form Condensed Combined Financial Information.” Please refer to the August 1, 2017 Form 8-K and December 4, 2017 Form 8-K/A for additional information on pro forma financial statement adjustments.

Select Consolidated Constant Currency financial data (see Note 10):

Three Months Ended March 31, 2018:

(dollars in millions) (unaudited)

	Three Months Ended
	March 31, 2018
	Constant Currency (10)
	US	International	Total
Revenues
Admissions	$604.7	$239.4	$844.1
Food and beverage	311.5	83.5	395.0
Other theatre	65.9	32.7	98.6
Total revenues	982.1	355.6	1,337.7

Operating costs and expenses
Film exhibition costs	316.2	97.7	413.9
Food and beverage costs	44.3	19.4	63.7
Operating expense	281.9	115.1	397.0
Rent	133.2	50.0	183.2
General and administrative:
Merger, acquisition and transaction costs	4.0	0.6	4.6
Other	26.4	15.8	42.2
Depreciation and amortization	94.1	32.3	126.4
Operating costs and expenses	900.1	330.9	1,231.0
Operating income	82.0	24.7	106.7
Other expense (income)	(0.2)	1.2	1.0
Interest expense	65.3	5.9	71.2
Non-cash NCM exhibitor service agreement	10.5	—	10.5
Equity in (earnings) loss of non-consolidated entities	10.3	(1.1)	9.2
Investment income	(5.1)	(0.1)	(5.2)
Total other expense	80.8	5.9	86.7
Earnings before income taxes	1.2	18.8	20.0
Income tax provision (benefit)	1.1	3.2	4.3
Net earnings	$0.1	$15.6	$15.7

Attendance	61,856	29,076	90,932
Average Screens	8,096	2,694	10,790
Average Ticket Price	$9.78	$8.23	$9.28

Reconciliation of Consolidated Constant Currency Adjusted EBITDA (see Note 10):

Three Months Ended March 31, 2018:

(dollars in millions) (unaudited)

Three Months Ended
March 31, 2018
Constant Currency
Net earnings	$15.7
Plus:	—
Income tax benefit	4.3
Interest expense	81.7
Depreciation and amortization	126.4
Certain operating expenses (2)	3.5
Equity in loss of non-consolidated entities (3)	9.2
Cash distributions from non-consolidated entities (4)	24.3
Attributable EBITDA (5)	1.7
Investment income	(5.2)
Other income (6)	1.0
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (7)	4.6
Stock-based compensation expense (8)	2.8
Adjusted EBITDA (1)	$270.0

Adjusted EBITDA (in millions) (1)
U.S. markets	$208.4
International markets	61.6
Total Adjusted EBITDA	$270.0

1)

We present Adjusted EBITDA and Adjusted EBITDA Margin as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Total Revenues. In evaluating Adjusted EBITDA and Adjusted EBITDA Margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA and Adjusted EBITDA Margin should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA and Adjusted EBITDA Margin are non-U.S. GAAP financial measures and should not be construed as an alternative to net earnings (loss) or net earnings (loss) margin as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA and Adjusted EBITDA Margin because we believe they provide management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA and Adjusted EBITDA Margin have important limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA and Adjusted EBITDA Margin:

•	do not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs;

•	do not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	exclude income tax payments that represent a reduction in cash available to us;

•	do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	do not reflect the impact of divestitures that may be required in connection with recently completed acquisitions.

2)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

3)

Equity in loss of non-consolidated entities includes a lower of carrying value or fair value impairment loss of the held-for sale portion of our investment in NCM of $16.0 million for the three months ended March 31, 2018. The impairment charge reflects recording our held-for-sale units and shares at the publicly quoted per share price on March 31, 2018 of $5.19. Equity in loss of non-consolidated entities also includes a loss on the surrender (disposition) of a portion of our investment in NCM of $1.1 million during the three months ended March 31, 2018.

4)

Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

5)

Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain international markets. See below for a reconciliation of our equity loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program. As these investments relate only to our Nordic acquisition, the second quarter of 2017 represents the first time we have made this adjustment and does not impact prior historical presentations of Adjusted EBITDA.

Reconciliation of Historical and Pro Forma Attributable EBITDA (Unaudited)

	Three Months Ended
	March 31,
	2018	2017
(In millions)	Actual	Pro Forma
Equity in loss of non-consolidated entities	$9.0	$0.5
Less:
Equity in loss of non-consolidated entities excluding international theatre JV's	10.3	1.9
Equity in earnings of International theatre JV's	1.3	1.4
Income tax provision	—	0.1
Investment Income	—	(0.1)
Depreciation and amortization	0.7	0.5
Attributable EBITDA	$2.0	$1.9

Reconciliation of Constant Currency Attributable EBITDA (Unaudited)

Constant Currency
Three Months Ended
(In millions)	March 31, 2018
Equity in loss of non-consolidated entities	$9.2
Less:
Equity in loss of non-consolidated entities excluding international theatre JV's	10.4
Equity in earnings of International theatre JV's	1.2
Income tax provision	—
Investment Income	(0.1)
Depreciation and amortization	0.6
Attributable EBITDA	$1.7

6)

Other (expense) income for the current year period includes foreign currency transaction gains, fees relating to third party fees paid related to amendment No. 3 to our Senior Secured Credit Agreement, and loss on the redemption of the Bridge Loan Facility.

7)	Merger, acquisition and transition costs are excluded as it is non-operating in nature.

8)	Non-cash or non-recurring expense included in General and Administrative: Other.

9)	Net Earnings (Loss) Margin is defined as Net Earnings (Loss) divided by Total Revenues

10)

The pro forma numbers and related reconciliation to historical numbers for the three months ended March 31, 2017 appear elsewhere in these tables. The International segment information for the three months ended March 31, 2018 has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2017. We translate the results of our international operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our international operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information of AMC Entertainment Holdings, Inc. (“AMC”  or the “Company”) is presented to illustrate the estimated effects of (i) the acquisition of Nordic Cinema Group Holdings AB (“Nordic or the “Nordic Acquisition”); (ii) the issuance of $475,000,000 aggregate principal amount of 6.125% Senior Subordinated Notes due 2027 and £250,000,000 aggregate principal amount of 6.375% Senior Subordinated Notes due 2024 used to fund the Nordic Acquisition (clauses (ii), referred to as the “Financings”); (iii) the issuance of 20,330,874 shares ($640,423,000 at an offering price of $31.50 per share of the Company’s Class A Common Stock to repay the $350,000,000 aggregate principal amount of Bridge Loans incurred to partially finance the Carmike acquisition and for general and corporate purposes (the “2017 Equity Offering”) and (iv) the settlement the Company entered into with the United States Department of Justice, pursuant to which the Company agreed to divest theatres in 15 local markets where it has an overlap with Carmike (the “Theatre Divestitures”).

The pro forma financial information is based in part on certain assumptions regarding the foregoing transactions that we believe are factually supportable and expected to have a  continuing impact on our consolidated results. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2017 combine the historical consolidated statements of operations of the Company and Nordic, giving effect to the Nordic Acquisition, the Financings, the Theatre Divestitures and the 2017 Equity Offering as if they had been completed on January 1, 2017. The historical consolidated financial information for Nordic has been adjusted to comply with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). The classification of certain items by Nordic under International Financial Reporting Standards (“IFRS”) has been modified in order to align with the presentation used by the Company under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts for Nordic have also been translated to U.S. dollars.

The unaudited pro forma condensed combined financial information has been prepared by the Company, as the acquirer, using the acquisition method of accounting in accordance with U.S. GAAP. The acquisition method of accounting is dependent upon certain valuation and other studies that have yet to commence or progress to  a stage where there is sufficient information for a definitive measurement. The assets and liabilities of Nordic have been measured based on various preliminary estimates using assumptions that the Company believes are reasonable based on information that is currently available. The pro forma adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial information prepared in accordance with the rules and regulations of the Securities and Exchange Commission.

The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that the Company and Nordic would have achieved had the companies been combined during the periods presented in the unaudited pro forma condensed combined financial statements and is not intended to project the future results of operations that the combined company may achieve after the Nordic Acquisition. The unaudited pro forma condensed combined financial information does not reflect any potential cost savings that may be realized as a result of the Nordic Acquisition and also does not reflect any restructuring or integration-related costs to achieve those potential cost savings. No historical transactions between Nordic and the Company during the periods presented in the unaudited pro forma condensed combined financial statements have been identified at this time.

The unaudited pro forma condensed combined financial information does not give effect to the settlement we entered into with the United States Department of Justice, pursuant to which we agreed to divest most of our holdings and relinquish all of our governance rights in NCM, our joint venture for cinema screen advertising, and (ii) agreed to transfer 24 theatres with a  total of 384 screens to the network of Screenvision LLC, the cinema screen advertising business in which Carmike participates.

The Company previously filed unaudited pro forma condensed combined statements of operations in its 8-K/A on March 13, 2017,  Form 8-K on August 1, 2017,  August 4, 2017, and  November 6, 2017 and Form 8-K/A on December 4, 2017 has updated Note 5 from the previously file 8-K/A and 8-K to include the pro forma impacts of the Nordic Acquisition, the Nordic Financing and the Theatre Divestitures for 2017.

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2017

(dollars in thousands)

	AMC	Nordic
	Historical	Historical
	Three Months Ended	Three Months Ended	Pro Forma		AMC
	March 31, 2017	March 31, 2017	Adjustments		Pro Forma
			Note (5)
Revenues	$1,281,413	$94,850	$(2,544)	(e)	$1,359,344
			32	(c)
			(6,384)	(d)
			(8,023)	(d)

Cost of operations	835,756	59,418	(2,030)	(e)	883,779
			(3,950)	(d)
			(5,415)	(d)
Rent	190,424	9,562	(446)	(e)	196,539
			39	(c)
			(652)	(c)
			(1,007)	(d)
			(1,381)	(d)
General and administrative:
Merger, acquisition and transaction costs	40,206	3,162	(3,162)	(a)	23,011
			(17,195)	(a)

Other	34,409	4,553	(52)	(e)	38,910
Depreciation and amortization	125,305	4,919	(172)	(e)	131,931
			2,107	(c)
			(226)	(d)
			(2)	(d)
Operating costs and expenses	1,226,100	81,614	(33,544)		1,274,170
Operating income	55,313	13,236	16,625		85,174
Other expense (income)	(2,701)	—	—		(2,701)
Interest expense	62,141	15,033	(69)	(e)	72,649
			(14,886)	(c)

			6,441	(c)
			4,032	(c)
			(43)	(d)
Equity in (earnings) loss of non-consolidated entities	2,314	(1,813)	—		501
Investment income	(5,608)	(45)	116	(c)	(5,537)
Total other expense	56,146	13,175	(4,409)		64,912
Earnings (loss) before income taxes	(833)	61	21,034		20,262
Income tax provision (benefit)	(9,230)	1,180	5,777	(b)	(5,149)
			(2,928)	(c)
			52	(e)
Net earnings (loss)	$8,397	$(1,119)	$18,133		$25,411

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS BY SEGMENT

THREE MONTHS ENDED MARCH 31, 2017

(dollars in thousands)

	AMC	Historical				Historical	Nordic
	Historical	Nordic, Odeon &	U.S. Markets			Nordic, Odeon &	Historical	International Markets
	Three Months Ended	Legacy AMC	Pro Forma		Pro Forma	Legacy AMC	Three Months Ended	Pro Forma		Pro Forma
	March 31, 2017	International Theatre	Adjustments		U.S. Markets	International Theatre	March 31, 2017	Adjustments		International Markets
			Note (5)					Note (5)
Revenues	$1,281,413	$(289,283)	$(6,384)	(d)	$977,723	$289,283	$94,850	$(2,544)	(e)	$381,621
			(8,023)	(d)				32	(c)
Cost of operations	835,756	(182,845)	(3,950)	(d)	643,546	182,845	59,418	(2,030)	(e)	240,233
			(5,415)	(d)

Rent	190,424	(41,916)	(1,007)	(d)	146,120	41,916	9,562	(446)	(e)	50,419
			(1,381)	(d)				39	(c)
								(652)	(c)
General and administrative:
Merger, acquisition and transaction costs	40,206	—	(17,195)	(a)	23,011	—	3,162	(3,162)	(a)	—

Other	34,409	(11,730)	—		22,679	11,730	4,553	(52)	(e)	16,231
Depreciation and amortization	125,305	(28,557)	(226)	(d)	96,520	28,557	4,919	(172)	(e)	35,411
			(2)					2,107	(c)
Operating costs and expenses	1,226,100	(265,048)	(29,176)		931,876	265,048	81,614	(4,368)		342,294
Operating income	55,313	(24,235)	14,769		45,847	24,235	13,236	1,856		39,327
Other expense (income)	(2,701)	—	—		(2,701)	—	—			—
Interest expense	62,141	(6,183)	6,441	(c)	66,388	6,183	15,033	(69)	(e)	6,261
			4,032	(c)				(14,886)	(c)
			(43)	(d)
Equity in (earnings) loss of non-consolidated entities	2,314	19	—		2,333	(19)	(1,813)			(1,832)
Investment income	(5,608)	265	—		(5,343)	(265)	(45)	116	(c)	(194)

Total other expense	56,146	(5,899)	10,430		60,677	5,899	—	13,175	(14,839)		4,235
Earnings (loss) before income taxes	(833)	(18,336)	4,339		(14,830)	18,336	—	61	16,695		35,092
Income tax provision (benefit)	(9,230)	(1,105)	5,777	(b)	(4,558)	1,105		1,180	52	(e)	(591)
									(2,928)	(c)
Net earnings (loss)	$8,397	$(17,231)	$(1,438)		$(10,272)	$17,231		$(1,119)	$19,571		$35,683

5. Pro Forma Adjustments (dollars in thousands)

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the Nordic acquisition, the Financings, the Theatre Divestitures and the 2017 Equity Offering were completed on January 1, 2017 for statement of operations purposes.

(a)Adjustment to remove the non-recurring direct incremental costs of the Odeon acquisition, the Carmike acquisition and the Nordic Acquisition which are reflected in the historical financial statements of the Company, Odeon, Carmike and Nordic.

Three Months Ended
March 31, 2017
Remove the Company’s costs	$(17,195)
Remove Nordic’s costs	(3,162)

(b)Adjustment to record tax benefit in U.S. tax jurisdictions for the Company at the Company’s effective income tax rate of 39%. Income and expenses recorded historically by Nordic were not significantly tax effected in foreign jurisdictions as a result of available unrecorded deferred tax assets including net operating loss carryforwards. As a result pro forma adjustments do not result in significant amounts of additional income tax expense or benefit in these foreign jurisdictions.

Three Months Ended
March 31, 2017
Record tax effect in U.S. tax jurisdiction	$5,777

(c)Adjustment to Nordic revenues and expenses as a result of fair value.

Three Months Ended
March 31, 2017
Revenues related to breakage income (adjustments are components of Other Revenues)	$32
Straight line rent expense	39
Unfavorable lease amortization	(652)
Depreciation and amortization	2,107
Remove Nordic historical interest expense	(14,886)
Remove Nordic historical investment income	116
Interest expense on $475 million 6.125% Senior Subordinated Notes due 2027	6,441
Interest expense on £250 million 6.375% Senior Subordinated Notes due 2024	4,032
Income tax adjustment related to Nordic adjustments	(2,928)

(d)Adjustment Relating to Department of Justice Proposed Divestitures

Adjustments to remove Carmike and AMC historical revenues and expenses for theatres in markets that must be divested in connection with the Department of Justice proposed final judgement whereby we expect to sell certain of our theatres and certain Carmike theatres are reflected in the pro forma financial statements as those planned disposals are identifiable and factually supportable at this time. We believe that the reasonably possible effects on the financial statements for the divestitures are as follows ($ in thousands):

Three Months Ended
AMC Theatres	March 31, 2017
Revenues	$(6,384)
Cost of operations	(3,950)
Rent	(1,007)
Depreciation and amortization	(226)

Admissions	$3,783
Food & beverage	2,372
Other	229
Total revenues (1)	$6,384

Film exhibition costs	$2,070
Food & beverage costs	271
Operating expense	1,609
Cost of operations (2)	$3,950

Carmike Theatres
Revenues	$(8,023)
Cost of operations	(5,415)
Rent	(1,381)
Depreciation and amortization	(2)
Interest expense	(43)

Admissions	$4,730
Food & beverage	3,182
Other	111
Total revenues (3)	$8,023

Film exhibition costs	$2,562
Food & beverage costs	423
Operating expense	2,430
Cost of operations (4)	$5,415

(e)Adjustment to remove revenues and expenses included in the AMC historical period from the date of the Nordic Acquisition on March 28, 2017 through March 31, 2017.

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